Exhibit 3.20


                          ARTICLES OF RESTATEMENT

                                     OF

                                 [Company]



                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The address of the registered office of the Corporation is 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060. The name of the registered agent at that address is Commonwealth Legal Services Corporation.

                  THIRD: The principal office of the Corporation is [principal business address].

                  FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Virginia Stock Corporation Act including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  SIXTH: The names and addresses of the Directors of the Corporation are as follows:


                Jonathan P.  Ferrando          110 SE 6th Street
                                               Ft.  Lauderdale, Florida 33301


                Michael E. Maroone             110 SE 6th Street
                                               Ft.  Lauderdale, Florida 33301